Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports First Quarter 2008 Financial Results
•	Operating income of $68 million (including $30 million of non-run-rate items primarily related to unrealized mark-to-market gains)

•	Record heat treat plate shipments driven by robust demand for aerospace and defense-related applications coupled with additional capacity

•	$244 million in organic growth initiatives remain on track
FOOTHILL RANCH, Calif., May 8, 2008 – Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $39 million for the first quarter 2008, compared to net income of $17 million for the first quarter 2007. The first quarter 2008 results included significant unrealized mark-to-market gains on hedging derivative transactions.
Net sales for the first quarter increased 2 percent to $399 million, compared to $392 million for the first quarter 2007. The increase primarily reflects an 8 percent increase in Fabricated Products shipments partially offset by lower shipments in the Primary Aluminum segment and lower realized prices in both the Fabricated Products and Primary Aluminum segments.
“Continuing strong demand for aerospace and defense applications and restocking at service centers led to increased shipments,” said Jack A. Hockema, president, CEO and chairman of Kaiser Aluminum.
Operating income on a consolidated basis for the first quarter was $68 million, up from $32 million in the prior year period. The increase was largely attributable to $30 million of non-run-rate items, most notably unrealized mark-to-market gains.
Fabricated Products – Operating income in Fabricated Products was $40 million for the first quarter 2008 compared to $41 million in the prior-year period, reflecting a favorable net impact from volume, mix, and value-added price which was offset by unfavorable energy costs, planned major maintenance expense, currency exchange rates, and depreciation. Plate shipments in the first quarter 2008 were at a record level, despite an unfavorable product mix and a short unplanned outage of a light-gauge heat treat furnace.
“Shipments for aerospace, defense and general engineering applications remained strong, and we continue to realize the benefit of new online capacity at Trentwood,” said Hockema. “We expect our strong overall shipments trend to continue throughout the year despite soft business conditions for ground transportation applications.”

Primary Aluminum – Operating income in Primary Aluminum was $41 million for the first quarter 2008, compared to $4 million for the first quarter 2007. Operating income benefited from unrealized mark-to-market gains on derivative hedging transactions of $31 million compared to a $4 million loss in the prior-year period. Additionally, the favorable impacts of higher realized aluminum prices net of hedging and improved alumina costs were partially offset by the impact of unfavorable currency exchange rates net of hedging.
Corporate Highlights – The company reported that the first two phases of its $139 million expansion of heat treat capacity and capabilities are delivering results, and the remainder of its $244 million organic growth initiative continues as planned.
“Equipment installation for phase three of our heat treat plate expansion at Trentwood begins later this summer, and we expect this phase to be fully operational by year-end,” added Hockema. “Additionally, the Kalamazoo rod/bar project remains on track for completion by late 2009, and equipment upgrades are expected to be completed later this year in our Los Angeles, Sherman, and Chandler facilities.”
Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss first quarter 2008 results. Interested parties are welcome to listen today at 10:00 a.m. PDT by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An archive of the call will be available thereafter at the same location until June 8, 2008.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1092
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the company; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) uncertainty with respect to the future operation of Anglesey; (g) changes in competitive factors in the markets served by the company; (h) developments in technology used by the company, its competitors or its customers; (i) changes in accounting that may affect the company’s reported earnings, operating income or results; and (j) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2007. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contact:
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
	2008	2007
	(Unaudited)
	(In millions of dollars
	except share and
	per share amounts)
Net sales	$399.0	$392.2

Costs and expenses:
Cost of products sold excluding depreciation	308.5	337.1
Depreciation and amortization	3.5	2.6
Selling, administrative, research and development, and general (2)	18.8	19.0
Other operating charges, net (3)	.1	1.2

Total costs and expenses	330.9	359.9

Operating income	68.1	32.3
Other income (expense):
Interest expense	(.2)	(.6)
Other income, net	.6	1.2

Income before income taxes	68.5	32.9
Provision for income taxes (4)	(29.4)	(15.8)

Net income	$39.1	$17.1

Earnings per share — Basic: (5)
Net income per share	$1.95	$.86

Earnings per share — Diluted: (5)
Net income per share	$1.92	$.85

Weighted average number of common shares outstanding (000):
Basic	20,032	20,005

Diluted	20,397	20,204

Notes follow.

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Selling, administrative, research and development, and general expense for the quarter ended March 31, 2008 includes non-cash compensation charges of $2.5 of which $2.2 related to non-vested common shares and restricted stock units, $.2 related to performance shares, and $.1 related to stock options.

(3)	Other operating charges, net for the quarters ended March 31, 2008 and 2007, was as follows:

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
	2008	2007
Non-cash benefit resulting from settlement of a $5.0 claim by purchaser of the Gramercy, Louisiana alumina refinery and the Company’s interest in Kaiser Jamaica Bauxite Company for payment of $.1 — Corporate	$—	$(4.9)
Post-emergence chapter 11-related items — Corporate	.1	1.8
Non-cash charge resulting from Anglesey’s adjustment to increase CARO liability — Primary Aluminum	—	2.8
Non-cash charge related to additional share based compensation recorded by Anglesey — Primary Aluminum	—	1.7
Other	—	(.2)

	$.1	$1.2

(4)	Provision for income taxes for continuing operations for the quarters ended March 31, 2008 and 2007 include foreign income taxes of approximately $3.2 and $4.6, respectively. Foreign taxes primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey.

(5)	Basic earnings per share is computed by dividing earnings by the weighted average number of common shares outstanding during the applicable period. The shares owned by a voluntary employee beneficiary association (“VEBA”) for the benefit of certain union retirees, their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the balance sheet as being similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of basic shares outstanding in the statement of income because such shares were irrevocably issued and have full dividend and voting rights.

Diluted earnings per share is computed by dividing earnings by the sum of a) the weighted average number of common shares outstanding during the period and b) the dilutive effect of potential common share equivalents consisting of non-vested common shares, restricted stock units, performance shares and stock options.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except average realized third-party sales price)

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007
	(Unaudited)
	(In millions of dollars, except shipments and
	average sales price)
Shipments (millions of pounds):
Fabricated Products	151.8	140.0
Primary Aluminum	37.0	39.1

	188.8	179.1

Average Realized Third Party Sales Price (per pound):
Fabricated Products(2)	$2.30	$2.41
Primary Aluminum(3)	$1.35	$1.39
Net Sales:
Fabricated Products	$349.2	$338.0
Primary Aluminum	49.8	54.2

Total Net Sales	$399.0	$392.2

Segment Operating Income:
Fabricated Products(4)(5)	$40.0	$41.4
Primary Aluminum(6)	40.6	4.2
Corporate and Other	(12.4)	(12.1)
Other Operating Charges, Net(7)	(.1)	(1.2)

Total Operating Income	$68.1	$32.3
Net Income	$39.1	$17.1
Capital Expenditures, (net of change in accounts payable)(8)	$15.0	$7.4

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Average realized prices for the Company’s Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary Aluminum segment exclude hedging revenues.

(4)	Fabricated Products segment operating results for the quarter ended March 31, 2008 include a non-cash LIFO inventory charge of $14.4 and metal gains of approximately $11.4. Operating results for the quarter ended March 31, 2007 include a non-cash LIFO inventory charge of $8.0 and metal gains of approximately $5.2.

(5)	Fabricated Products segment operating results include non-cash mark-to-market gains on natural gas and foreign currency hedging activities totaling $1.8 and $2.7 in the quarters ended March 31, 2008 and 2007, respectively.

(6)	Primary Aluminum segment operating results for the quarters ended March 31, 2008 and 2007 include non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $30.5 and $(2.2), respectively, and on foreign currency derivatives totaling $.6 and $(1.8), respectively.

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating charges, net.

(8)	Capital expenditures for the quarter ended March 31, 2008 are primarily related to the previously announced $139 million expansion at the Trentwood facility in Spokane, Washington and the $91 million investment program in the rod, bar and tube value stream. Capital expenditures for the quarter ended March 31, 2007 are primarily related to the previously announced $139 million expansion at the Trentwood facility in Spokane, Washington.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars)

	March 31,	December 31,
	2008	2007
Assets

Current assets (2)	$476.0	$454.6
Investments in and advances to unconsolidated affiliate	44.2	41.3
Property, plant, and equipment — net	232.9	222.7
Net assets in respect of VEBAs	134.7	134.9
Deferred tax assets — net	244.0	268.6
Other assets	67.8	43.1

Total	$1,199.6	$1,165.2

Liabilities & Stockholders’ Equity

Current liabilities	$159.1	$165.4
Long-term liabilities	60.0	57.0
Commitments and contingencies
Stockholders’ equity:
Common stock	.2	.2
Additional capital	950.2	948.9
Retained earnings	151.5	116.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Accumulative other comprehensive income (loss)	(5.0)	(6.0)

Total stockholders’ equity	980.5	942.8

	$1,199.6	$1,165.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Includes Cash and cash equivalents of $47.5 and $68.7 at March 31, 2008 and December 31, 2007, respectively, and inventories of $216.7 and $207.6 at March 31, 2008 and December 31, 2007, respectively.